                                   CYTOGEN CORPORATION
                             600 College Road East - CN 5308
                            Princeton, New Jersey  08540-5308

                         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD JUNE 17, 1998

To the Stockholders of
Cytogen Corporation:



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CYTOGEN CORPORATION (the "Company") will be held on Wednesday, June 17, 1998 at 9:00 am. at the Brunswick Hilton and Towers, East Brunswick, New Jersey, for the following purposes:


     1. The election of four (4) directors to serve until the next annual meeting of stockholders;


     2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 11, 1998, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock on said date will be entitled to receive notice of and to vote at the meeting.

     Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

     ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY.


                                             By Order of the Board of
Directors

                                             Donald F. Crane, Jr.
Princeton, New Jersey                        Corporate Secretary
May 25, 1998



     PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                              CYTOGEN CORPORATION
                                _______________

                                PROXY STATEMENT
                                _______________

General

  This Proxy Statement is being mailed to stockholders beginning May 28, 1998 in connection with the solicitation by the Board of Directors of Cytogen Corporation, a Delaware Corporation (the "Company" or "Cytogen") of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held at the Brunswick Hilton & Towers, Three Tower Center Boulevard at Town Center, East Brunswick, New Jersey, on June 17, 1998 at 9:00 A.M. (local time), and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the listed nominees and in accordance with the directors' recommendations on the other subjects listed on the proxy card. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

Stockholder Vote Required

  To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. A plurality vote means that the five individuals who receive the largest number of votes cast will be elected as directors. Withheld votes will not affect the outcome of the election of directors. Properly returned proxies which withhold authority to vote for directors or abstain will be counted for purposes of determining if a quorum is present for the annual meeting.

  The Company's auditors are Arthur Andersen LLP.  A representative of
Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WILL BE PROVIDED WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO CORPORATE COMMUNICATIONS, CYTOGEN CORPORATION, 600 COLLEGE ROAD EAST-CN 5308, PRINCETON, NJ 08540-5308.

          OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

  Holders of record of outstanding shares of the Company's Common Stock $.01 par value ("Common Stock") at the close of business on May 11, 1998 will be entitled to notice of and to one vote per share so held of record on all business at the Annual Meeting. On the record date, there were 54,580,684 shares of Common Stock outstanding. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector(s) of Election appointed for the Annual Meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter.

  The following table sets forth certain information as of April 30, 1998, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


                                                      Number of Shares
                                                       of Common Stock         Percent
Name and Address of Beneficial Owner(1)              Beneficially Owned        of Class
---------------------------------------              ------------------        --------

Henry L. Hillman,
Elsie Hilliard Hillman and
C.G. Grefenstette, Trustees
2000 Grant Building
Pittsburgh, PA  15219 (2). . . . . . . . . . . . . . . .  5,551,524              10.21%


Ronald J. Brenner
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)(5). . . . . . . . . . .  3,808,909               7.00%

Hillman Medical Ventures Partnerships
824 Market Street, Suite 900
Wilmington, DE  19801 (3). . . . . . . . . . . . . . . .  3,713,909               6.83%

Hal S. Broderson
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4) . . . . . . . . . . . .  3,715,009               6.83%

Charles G. Hadley
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4) . . . . . . . . . . . .  3,714,159               6.83%

Directors and Executive Officers
--------------------------------

Thomas J. McKearn (5). . . . . . . . . . . . . . . . . .    714,421               1.31%
Frederick M. Miesowicz (5) . . . . . . . . . . . . . . .    181,000                   *
John D. Rodwell (5)(6) . . . . . . . . . . . . . . . . .    221,400                   *
Richard J. Walsh (5) . . . . . . . . . . . . . . . . . .     92,000                   *
John E. Bagalay, Jr. (5) . . . . . . . . . . . . . . . .      6,800                   *
William C. Mills III (5) . . . . . . . . . . . . . . . .     24,710                   *
Charles E. Austin (5)  . . . . . . . . . . . . . . . . .     10,700                   *
James A. Grigsby . . . . . . . . . . . . . . . . . . . .      8,400                   *
Robert F. Hendrickson (5)  . . . . . . . . . . . . . . .     14,200                   *
Donald E. O'Neill (5). . . . . . . . . . . . . . . . . .     13,400                   *
Graham S. May (5). . . . . . . . . . . . . . . . . . . .      9,000                   *

All executive officers
  and directors as a group (16 persons) (5). . . . . . .  5,164,814               9.50%

_________________

*Indicates amount is less than 1%.

(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on April 30, 1998 and includes shares subject to options held by the individual or the group, as applicable which are exercisable or as become exercisable within 60 days following such date.

(2)  Includes 116,325 shares of Common Stock held by the Henry L. Hillman
Trust U/A dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 1,696,540 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P.
("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.

(3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.

(4)  Includes 3,713,909 shares held by Hillman Medical Ventures.  Each of
Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.

(5) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of April 30, 1998, as follows: Dr. McKearn: 373,000; Dr. Miesowicz: 181,000; Dr. Rodwell:
156,400; Mr. Walsh: 87,000; Dr. May  9,000, Mr. Mills: 14,000; Mr. Austin:
10,200; Dr. Brenner: 6,800; Dr. Bagalay: 6,800; Mr. Hendrickson: 10,200; and Mr.
O'Neill: 8,400. The group number includes the shares of Common Stock which the named persons and other executive officer have the right to acquire upon the exercise of stock options, within sixty days of April 30, 1998. Mr. Walsh resigned from employment with the Company during February, 1998.

(6) Includes 5,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 5,000 shares held by his wife.


PROPOSAL ONE.  ELECTION OF DIRECTORS

Nominees for Directors

     The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the five nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, four directors.

     The following sets forth certain information as to the nominees for directors of the Company.

     John E. Bagalay, Jr., 64, has been interim President and Chief Executive Officer since January, 1998 and interim Chief Financial Officer since October, 1997. Dr. Bagalay is serving in these capacities on an interim basis pending recruitment of candidates to succeed to these positions on a permanent basis. Dr. Bagalay was a director of Cellcor, Inc. ("Cellcor") prior to the Company's acquisition of Cellcor in October 1995. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989 and as Senior Advisor to the Chancellor since January 1, 1998. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares, for Houston First Financial Group, and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and several privately-held companies in the biotechnology industry. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

     Ronald J. Brenner, 64, has been a director of the Company since October 1995. Dr. Brenner was President and Chief Executive Officer of Cellcor, Inc. from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Aronex Pharmaceuticals, Inc. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

     James A. Grigsby, 55, has been a director of the Company since May 1996. Since 1994, Mr. Grigsby has been president of Cancer Care Management LLC, a consulting firm providing consulting services to managed care companies regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and prior to that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

     Robert F. Hendrickson, 65, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is a director of Envirogen, Inc., Unigene, Inc., The Liposome Company, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

Meetings and Committees

     During 1997, the Board of Directors met twelve (12) times. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or such committee.

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee recommends the selection of a firm of independent auditors to the Board of Directors for purposes of auditing the Company's financial statements; reviews the audit with the auditors and management; and consults with the auditors and management regarding risk management and the adequacy of financial and accounting procedures and controls. The Audit Committee met twice during 1997. Its current members are Robert F. Hendrickson (Chairman), John E. Bagalay, Jr., and James A. Grigsby.

     The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; oversees the administration of the Company's stock option plans; recommends to the Board of Directors compensation for executive officers and other key employees of the Company; and reviews the Company's compensation policy generally. The Compensation Committee met three (3) times during 1997. Its current members are Charles E. Austin (Chairman), Donald E. O'Neill and
Ronald J. Brenner.

     The Nominating Committee is responsible for investigating, recruiting and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee met in connection with approval of the slate of nominees for election as directors at the 1997 Annual Meeting of

Stockholders.  Its current members are Thomas J. McKearn and William C.
Mills III. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH
                         OF THE NOMINEES LISTED ABOVE


Directors' Compensation

     In 1997, each director who is not also an officer of the Company was paid an annual retainer of $7,500, plus $800 for each Board meeting attended ($400 if participation was by telephone). Any director who also served on a Board committee received an additional annual fee of $500 for serving on the committee, and $1,000 for serving as chairman of any Board committee, plus $250 for each committee meeting attended, except that the members of the Nominating Committee did not receive any compensation for serving on that committee. The Chairman of the Board, if not an employee of the Company, receives an additional annual retainer of $35,000.

     Also, pursuant to the 1988 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), upon initial appointment to the Board, each non-employee director of the Company is granted an option to purchase 8,000 shares of Common Stock. Following each annual stockholders' meeting of the Company, each non-employee director who was re-elected at that stockholders' meeting is granted an option to purchase 6,000 shares of Common Stock. Options granted under the Directors Plan are exercisable at a price equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant, and vest (i.e., first become exercisable) over five years at a rate of 20% for each year of service completed after the option grant. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 65. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

Compensation Committee Interlocks And Insider Participation

  The members of the Compensation Committee during 1997 were Charles E. Austin (Chairman), Donald E. O'Neill and Ronald J. Brenner. None of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Dr. Brenner served as the Company's President and Chief Executive Officer from 1984 to 1988.

                            EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1997, 1996 and 1995.


                           SUMMARY COMPENSATION TABLE

                                             ANNUAL                                  LONG-TERM
                                         COMPENSATION(1)                            COMPENSATION
                                      --------------------                      -------------------
                                                                   Other      Restricted   Securities
                                                                   Annual        Stock     Underlying       All Other
                                   Fiscal    Salary    Bonus       Compen-       Award       Options     Compensation(2)
Name and Principal Position         Year       ($)      ($)       sation ($)      ($)          (#)              ($)
---------------------------        ------    -------  -------     ----------   ---------   ----------    ---------------

Thomas J. McKearn (5)               1997     298,012        0           0          0              0          10,613 (6)
   Chairman, President and Chief    1996     284,181   49,150           0          0 (3)    155,000 (4)      10,650
   Executive Officer                1995     250,000   38,500           0          0 (3)    135,000 (4)      10,876

John D. Rodwell                     1997     202,999   22,800           0          0              0           8,631
  Senior Vice President             1996     187,198   35,150           0          0         82,000           8,499
  and Chief Scientific              1995     170,000   29,000           0          0         90,000           8,038
  Officer

Graham May (7)                      1997     206,446   31,100           0          0         45,000           6,515
  Vice President, Medical
  Affairs

Frederick M. Miesowicz (8)          1997     201,554   20,400           0          0              0           6,178
  Vice President                    1996     207,985   26,950           0          0         40,000           4,191
                                    1995     189,496   29,000           0          0         98,000             480

Richard J. Walsh (9)                1997     186,000   27,200           0          0              0           8,533
  Vice President,                   1996     176,443   43,375           0          0         70,000           8,470
  Marketing and Commercial          1995     170,735   22,000      20,263 (10)     0         55,000           8,137
  Development

____________________


  (1) Perquisites or personal benefits did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the named executive officers.

  (2) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1997, these amounts were as follows: on behalf of Dr. McKearn, $7,750; Dr. Rodwell, $7,750;
  Dr. May, $5,948, Dr. Miesowicz, $5,640; and Mr. Walsh, $7,750. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 1997, these amounts were as follows: on behalf of Dr. McKearn, $863; Dr. Rodwell, $881; Dr. May, $567, Dr. Miesowicz, $538; and Mr. Walsh, $783.

  (3) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On
  January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares.

  (4) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested were irrevocably canceled and ineligible for future vesting under the grant. In December 1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. In March 1997, the Compensation Committee considered the vesting of the third installment of 20,000 shares and determined that 17,000 shares should vest. See "Employment and Severance Arrangements".

  (5) Dr. McKearn resigned as Chairman, President and Chief Executive Officer and returned to a scientific role in the Company, effective January, 1998. He currently serves as President of Cellcor, a wholly-owned subsidiary of the Company.

  (6) Effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the portion of the total premiums ($43,710) paid by the Company under these insurance policies in fiscal year 1997 that is attributable to term life insurance coverage (a total of $2,000). The current dollar value of the benefit to Dr. McKearn of the remainder of the premiums paid by the Company during fiscal year 1997 is $0. The benefit was calculated based upon the difference between the payment of the premium and its refund at the earliest possible time to the Company. For a description of the Split Dollar Collateral Assignment Agreement, see "Employment and Severance Arrangements".

  (7) Dr. May joined the Company as Vice President, Medical Affairs, effective January 2, 1997.

  (8) Dr. Miesowicz was elected as a Vice President of the Company, effective October 20, 1995. Dr. Miesowicz also serves as Vice President and General Manager of Cellcor. A portion of the amount included in the Summary Compensation Table for 1995 reflects salary paid to Dr. Miesowicz by Cellcor in fiscal year 1995, prior to the merger, for services rendered in his capacity as Cellcor's Senior Vice President of Scientific Affairs.

  (9) Mr. Walsh resigned from the Company during February 1998.

  (10) Under the terms of his offer of employment, Mr. Walsh was awarded 5,000 shares of Common Stock. The amount included in the Summary Compensation Table for 1995 reflects the aggregate value of those shares on the date they were purchased by Mr. Walsh, which value is based upon the closing market price of the Company's unrestricted stock on that date ($20,313), less the price paid for the shares by Mr. Walsh ($50).

    The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1997:


                         OPTION GRANTS IN FISCAL YEAR 1997

                                                                                   Potential Realizable Value at Assumed Annual
                                                                                   Rates of Stock Price Appreciation for Option
                                               Individual Grants                                      Term (3)
                          -----------------------------------------------------    --------------------------------------------
                                        Percent of
                           Number of       Total
                          Securities      Options
                          Underlying    Granted to      Exercise or
                            Options    Employees in      Base Price    Expiration
    Name                  Granted(1)  Fiscal Year(1)   (per share)(2)      Date              5%($)                 10%($)
    ----                  ----------   --------------  --------------  ----------      ----------------       --------------
Thomas J. McKearn              0              0               0                               0                       0

Frederick M. Miesowicz         0              0               0                               0                       0

Graham S. May               45,000          5.43            5.4063       01/02/07          153,000                387,731

John D. Rodwell                0              0               0                               0                       0

Richard J. Walsh               0              0               0                               0                        0

_______________________

(1) All of the options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant. Annual option grants for the named and other executive officers were deferred until January 1998. See Report of Compensation Committee below.

(2) The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

    The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1997 and fiscal year-end values of unexercised options:


                         AGGREGATED OPTION EXERCISES IN LAST
                   FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                             Number of Securities      Value of Unexercised
                                                           Underlying Unexercised    In-the-Money Options at
                                                             Options at FY-End              FY-End(1)(2)
                                                           -----------------------   -----------------------

                                                                      (#)                        ($)
       Name            Shares Acquired     Value Realized         Exercisable/                Exercisable/
       ----             on Exercise(#)         ($)(1)            Unexercisable               Unexercisable
                       ---------------     --------------        -------------               -------------

Thomas J. McKearn              0                  0             353,000/285,000                    0/0

Frederick M. Miesowicz         0                  0             181,000/90,8000                    0/0

Graham S. May                  0                  0                 0/45,000                       0/0

John D. Rodwell             19,100             43,894           150,400/151,000                    0/0

Richard J. Walsh               0                  0              87,000/123,000                    0/0

________________________

  (1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.

  (2) The fair market value of a share of Common Stock (calculated as the average of the high and low sale prices as reported on the Nasdaq National Market) on December 31, 1997 was $1.6094.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report and the Performance Graph contained in this Proxy Statement shall not be deemed incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Policy

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for oversight of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors.

    The Company's compensation program, both for its executive officers as well as for all employees, is based on the philosophy that the interests of the employees should be closely aligned with those of the Company's stockholders. The 1997 executive compensation program was based on the following principles:

    - compensation opportunities should attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

    - a portion of total compensation should be at risk of performance; and

    - individual executives should be encouraged to manage from the perspective of owners of the Company.

    The Company's 1997 compensation program was benchmarked by a 1996 compensation study conducted by an independent compensation consultant, including a survey of companies representative of the firms with which the Company competes for employee talent. The comparative companies included, but were not identical to, the companies included in the peer group with respect to the stock performance graph set out below. The Company targets its overall compensation program at the median level of the biotechnology industry. In addition, compensation for the named (and other) executives, including the Chief Executive Officer, took into account individual responsibility and performance as assessed by the Committee.

    The compensation program includes a combination of competitive base salary and benefits, annual cash bonus opportunities, and stock option awards. The 1997 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out below.

Annual Compensation for 1997

    Generally, annual compensation of executive officers under the executive compensation program for 1997 consisted of salary and bonus components.

Base Salary

    In November 1996, the Compensation Committee determined base salaries and annual incentive opportunities for 1997 for its executives, including the named executives and the Chief Executive Officer. Dr. May's salary and bonus opportunity were approved upon his hiring. At that time, the Committee reviewed overall corporate performance during 1996. The Company's performance was favorably affected in general by individuals' meeting their objectives for the year, and by the following achievements: FDA approval of ProstaScint (the Company's prostate cancer imaging agent); the signing of a research and license agreement with Elan Corporation, plc (together with its affiliates, "Elan"); the signing of several manufacturing contracts to increase contract revenues; and the completion of several financing transactions raising an aggregate of approximately $20 million. The Committee established a market-competitive salary for each of the named executive officers based upon their job responsibilities and individual performance.

Bonus

    A portion of 1997 executive officer annual compensation opportunity was based on corporate and individual performance. Annual bonus opportunities were based upon achievement of individual performance objectives established by the Committee prior to the beginning of the 1997 performance period and which the Committee believed to be consistent with the Company's strategies. Bonus opportunity levels are set at a percentage of base salary, with the total amount of the bonus opportunity dependent on the extent to which the objectives were achieved and the amount of cash available as determined by the Committee. At year-end, the Committee reviewed the extent to which the objectives have been achieved, and approved the awards reported in the Summary Compensation Table for the named executive officers for 1997.

    For 1998, the Committee set achievement of specific objectives for revenues and cash burn as the benchmarks for 50% of all executives' performance objectives with respect to the annual bonus opportunity, to be weighted equally with individual performance objectives. The Committee believes that incentive compensation should be linked to corporate financial results, particularly as the Company commercializes its products. The Committee also believes that, while performance goals should include corporate financial results, executives should also be held accountable for their individual areas of responsibility.

Long Term Compensation - Stock Options

    The Compensation Committee believes that stock options are an appropriate means to link its employees' interest with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company.
Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options only have value to the executive when the price of the Company's common stock exceeds the exercise price, which is not less than the fair market value of the common stock at the date of grant.

    The Committee made no stock option grants to the named executive officers in 1997 other than the grant to Dr. May, which was made upon his hiring. Grants ordinarily made at year end were deferred until January, 1998, at which time options were granted to each of the named executive officers, who continue to be employed by the Company, as follows: Dr. McKearn, 250,000; Dr. Miesowicz, 125,000; Dr. May, 150,000; and Dr. Rodwell, 150,000. These option grants were set taking into account the comparison of practices at peer groups (in the survey noted above), an individual's level of responsibility and furtherance of corporate objectives, and the amount and terms of past stock option awards. The Committee believes that retention of key executives is critical to the Company's
success during its period of transition.   The Committee also took into account
the fact that the Company has no other long term incentive program, and believes that options are important to retain executives and promote steps to build long term value.

Compensation of the Chief Executive Officer

    In determining the compensation of Dr. McKearn for 1997, the Compensation Committee considered the same factors that it considered when determining compensation for the Company's other executive officers, including the Company's performance as a whole.

    In 1994, the Company entered into a Stock Compensation and Performance Option greement with Dr. McKearn. Under the terms of this agreement, Dr. McKearn received 10,000 shares of restricted stock in each of 1994, 1995 and 1996. Under this agreement, Dr. McKearn also received a grant of stock options to purchase up to an aggregate of 100,000 shares of Common Stock under the Cytogen Corporation 1989 Employee Stock Option Plan. The incremental vesting of this award is based upon the Committee's review of Dr. McKearn's performance measured against a written set of objectives for the year, which the Committee approves at the beginning of each such year. In March 1997, the Committee decided that 17,000 shares of the 20,000 shares allowable under the third installment of the grant should vest based upon achievement of 1996 objectives. Since 1997 performance objectives were not adequately met by the Chief Executive Officer, none of such options vested under the fourth installment of the grant, and such options were forfeited.

    In addition, effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he then repays to the Company the total amount of the premiums paid by the Company in respect of those policies. These amounts are reflected in "Other Annual Compensation" in the Summary Compensation Table.

Tax Considerations

 Federal tax laws impose a limit on deductions for each of the five executives named in the summary compensation table to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Compensation payments must also be made pursuant to a plan administered by a committee of outside directors. The Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee believes that its executive compensation program is consistent with the intent of this legislation. The Company's stock option plans under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits. Base salary, annual bonuses, and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit but such amounts of compensation are not expected to exceed the deduction limits. The Committee will consider appropriate steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

The Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.



                           *     *     *     *     *

The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 1997:


                                                 Charles E. Austin, Chairman
                                                 Donald E. O'Neill
                                                 Ronald J. Brenner

                             PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the Nasdaq U.S.
Stocks Index and the Nasdaq Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*


                        [LINE GRAPH APPEARS HERE]

---------------------------------------------------------------------------------------------------------
                               1992       1993       1994       1995        1996        1997        1997
---------------------------------------------------------------------------------------------------------
Cytogen Corporation          $100.00     $27.27     $18.47     $23.86      $25.00       $7.39
---------------------------------------------------------------------------------------------------------
NASDAQ U.S. Stock Index      $100.00    $114.79    $112.21    $158.68     $195.19     $239.63
---------------------------------------------------------------------------------------------------------
NASDAQ Pharmaceutical Index  $100.00     $89.13     $67.08    $122.73     $122.86     $127.19
---------------------------------------------------------------------------------------------------------

Assumes $100 invested on December 28, 1992 in Cytogen Common Stock, NASDAQ U.S. Stocks Index and NASDAQ Pharmaceutical Index
*Total return assumes reinvestment of dividends

Employment And Severance Arrangements

   Dr. Thomas J. McKearn has served as the President of Cellcor on a full-time basis since January 1998. Prior to this he served as the Company's Chairman, Chief Executive Officer and President. Dr. McKearn has entered into agreements with the Company pursuant to which he earned or received (i) base salary of $298,012 in fiscal year 1997, (ii) a restricted stock grant of 10,000 shares in each of 1994, 1995, and 1996, (iii) a stock option granted effective
January 3, 1994 to purchase up to an aggregate of 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share, with vesting determined by the Compensation Committee based upon the meeting of certain performance criteria established by the Compensation Committee, and (iv) a $2.3 million split-dollar life insurance policy (described above) effective in 1995. Vesting of the shares subject to the options described in (iii) above as to which no determination has been made by the Compensation Committee, may be accelerated under certain circumstances involving a change in control of the Company. A change in control of the Company is defined as (a) the Company enters into an agreement to merge or consolidate the Company with or into another corporation, or to dispose of all or substantially all of the Company's assets; (b) any person other than the Company makes a tender or exchange offer for more than 50% of the Common Stock of the Company; (c) stock representing more than 50% of the voting power of the Company is acquired by any person other than the Company during any 24-month period; or (d) a change in the majority of the Board of Directors during any 24-month period. Dr. McKearn is also entitled to one year's severance pay if he is dismissed for reasons other than cause.

   Under the terms of severance agreements, Drs. Rodwell, May and. Miesowicz will also be entitled to receive twelve months of salary if their employment with the Company is terminated without cause.

General Information

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  On the basis of reports and representations submitted by or on behalf of the directors, executive officers and ten percent stockholders of the Corporation, all Forms 3, 4 and 5 showing ownership of and change of ownership in the Corporation's equity securities during 1997 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Exchange Act of 1934, with the exception of one Form 4 reporting the sale of shares acquired upon an exercise of options by Dr. Rodwell, which was inadvertently filed late.

Other Business

       The Board of Directors does not intend to present any business other than the matters described in this Proxy Statement at the Annual Meeting. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

Expenses Of Solicitation

       The expense of this proxy solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company plans to use Corporate Investor Communications, Inc., which will receive $4,000 plus certain expenses, for any proxy solicitation that may be necessary.

Other Matters

  The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

       The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 1999 Annual Meeting of Stockholders before December 18, 1998, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                           By Order of the Board of Directors
May 25, 1998


                           Donald F. Crane, Jr.
                           Corporate Secretary

                                CYTOGEN CORPORATION

                                       PROXY
                        SOLICITED BY THE BOARD OF DIRECTORS

   John E. Bagalay, Jr., and Donald F. Crane, Jr., and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of May 11, 1998 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on June 17, 1998, and at any adjournment therof as if the undersigned were present and voting at the meeting.

   Wherther or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

   The shares represented by this proxy will be voted as directed by the stockholders. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

                 TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                         (CONTINUED ON THE REVERSE SIDE)

The Board of Directors recommends a Vote FOR all items.

1.  Election of directors duly nominated:    Nominees:  John E. Bagalay, Jr.,
                                                        Ronald J. Brenner,
                                                        James A. Grigsby, and
                                                        Robert F. Hendrickson
         FOR        WITHHELD
         [  ]         [  ]             To withold authority to vote for any
                                       individual nominees write such nominee's name in the space provided below.)

                                       -----------------------------------------

2. To transact such other business as may properly come before the meeting.







                                         DATED:                             1998
                                                 ---------------------------

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         NOTE:  The signature(s) should appear
                                         the same as it appears on the address
                                         label on this proxy.  When signing as
                                         executor, administrator, trustee,
                                         guardian, or attorney, please give full
                                         title as such.  For joint accounts or
                                         co-fiduciaries, all joint owners or co-
                                         fiduciaries, should sign.
                                         THIS PROXY IS SOLICITED ON BEHALF OF
                                         THE BOARD OF DIRECTORS

BRUNSWICK HILTON AND TOWERS
Three Tower Center Boulevard at Tower Center
East Brunswick, NJ 08816
732-828-2000
732-828-6958 (fax)

From NJ Turnpike North or South
-------------------------------
Take Exit 9 for New Brunswick. After toll, bear right. Approx. 50 yards after overpass make first right onto an unmarked u-turn. Make right turn at stop sign. Make left at first traffic light for entrance to hotel.

From Garden State Parkway
-------------------------
Take Exit 129 for the NJ Turnpike. Take NJ Turnpike South. Follow above directions from NJ Turnpike.

From Route 18 Northbound
------------------------
Turn right at the first light after the NJ Turnpike Entrance for entrance to the hotel.

From Route 18 Southbound
------------------------
Pass the hotel at the intersection of Route 18 and NJ Turnpike. (Left turns are not allowed at traffic light.) At second traffic light after passing hotel (Eggers St.) make a right for u-turn. Follow signs for u-turn and get onto 18 Northbound. Make right at first traffic light for entrance to hotel.

From Route 1 Northbound or Southbound
-------------------------------------
Take exit for 18 Southbound.  Follow directions above for Route 18 Southbound.

From Route 287
--------------
Take exit for NJ Turnpike Southbound.  Follow directions above for NJ Turnpike.